NEWS RELEASE

TriQuint Adds Mr. Roderick Nelson to its Board of Directors

HILLSBORO, OREGON (USA) - August 8, 2012 - TriQuint Semiconductor, Inc. (NASDAQ: TQNT), a leading RF solutions supplier and technology innovator, announced it has expanded its board of directors through the addition of Mr. Roderick Nelson as a new independent director.
Mr. Nelson's career in the telecommunications industry spans over 25 years, ranging from AT&T Wireless to a number of start-up companies. Mr. Nelson served as Executive Vice President and Chief Technology Officer of AT&T Wireless Services, based in Redmond, Washington, where he led the Technology Development Group responsible for the development and deployment of the first 3G networks in the U.S. His role was to define the future wireless network architecture and technology direction. During his career, Mr. Nelson has worked closely with both national and international regulators and standards bodies on the creation of 3G specifications and standards. Highly regarded as a spokesperson and industry leader on the direction of wireless technologies, he has developed strategies to make radio spectrum available for successful 3G deployments.
Currently, Mr. Nelson is a founding partner at Tritech Sales and Services, LLC, a specialized consulting practice, which provides business and technology strategy consulting as well as business development and distribution strength to accelerate clients' growth in the wireless ecosystem. Mr. Nelson and Tritech have successfully positioned new technology solutions and vendors with leading operators in the U.S. and internationally, taking previously unknown vendors and solutions to carrier approval resulting in scaled revenue generation.
Facts About TriQuint
Founded in 1985, TriQuint Semiconductor (NASDAQ: TQNT) is a leading RF solutions supplier and technology innovator for the world's top communications, defense and aerospace companies. People and organizations around the world need real-time, all-the-time connections; TriQuint products help reduce the cost and increase the performance of connected mobile devices and the networks that deliver critical voice, data and video communications. With the industry's broadest technology portfolio, recognized R&D leadership, and expertise in high-volume manufacturing, TriQuint creates standard and custom products using gallium arsenide (GaAs), gallium nitride (GaN), surface acoustic wave (SAW) and bulk acoustic wave (BAW) technologies. The company has ISO9001-certified manufacturing facilities in the U.S., production in Costa Rica, and design centers in North America and Germany. For more information, visit www.triquint.com.

TriQuint: Connecting the Digital World to the Global Network®

Steve Buhaly VP of Finance & Administration, CFO TriQuint Semiconductor, Inc Tel: +1.503.615.9401 E-mail: sbuhaly@tqs.com	Media Contact: Brandi Frye Director, Marketing Comms TriQuint Semiconductor, Inc. Tel: +1.503.615.9488 E-mail: bfrye@tqs.com